Exhibit 99

GREM USA Corporate Update

Wednesday April 26, 4:05 pm ET

FORT WAYNE, Ind.--(BUSINESS WIRE)--April 26, 2006--GREM USA (OTCBB:GRMU - News) announced today that the Company has made significant strides in setting up the new production facility in its new building located in Fort Wayne, Indiana.

The build-out of the Company's office space has been completed and the main part of the factory is completed with the equipment to build guitars setup and operational. The Company is in the process of setting up a 50ft by 16ft free standing cross draft paint booth with an infrared drying room. Additionally, the Company has started assembly of a 50ft by 30ft kiln for drying wood. The Company anticipates completion of both the paint booth and the drying kiln within the next thirty days.

Edward Miers, President/CEO of GREM USA, stated, "I would like to thank those investors that have taken the time and opportunity to visit the Company's new manufacturing facility and I would like to reiterate to all investors and other interested parties that we welcome the opportunity to have visitors tour our new facility."

"The Company recently changed the neck design on both the GREM Reaper and the Uppercut models. The neck style has been changed from a 'glue in' neck to a 'neck through' on both models," stated Mr. Miers. "We are currently starting production on the Special Edition model and anticipate having product available for shipment in July. Soon thereafter we anticipate having the Standard model available for shipment and anticipate having all current models available for shipment by the forth quarter."

Additionally, Mr. Miers stated, "Again, on behalf of the Company I would like to encourage any interested shareholders that would like to visit the factory to contact the Company at 260-456-2354 to schedule a tour. We are very proud of the progress we have made and we would welcome the opportunity to showcase the achievements made thus far."

The Company presently has five original designs in its line of guitars. The Company's present guitar line includes the following designs: the "Uppercut", the "GREM Reaper", the "Free Radical", the "FT-101" and the "GREM Standard". Collectors and music enthusiasts interested in purchasing one of the Company's custom handmade guitars are encouraged to phone the Company directly at 260-456-2354 for more details.

About GREM USA

GREM USA is a development stage company focusing on design and manufacture of custom handmade and mass-produced electric and acoustic guitars, amplifiers and accessories. For more information, please contact Edward Miers, Chief Executive Officer, phone 260-456-2354. http://www.gremusa.com and additional designs can be viewed on the Greg Reszel website at http://www.gmreszel.com

This press release contains certain "forward-looking" statements, as defined in the United States Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, the Company's ability to execute its business strategy, the Company's ability to consummate and complete operations, the Company's access to future capital, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors that may be identified from time to time in the Company's public announcements. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

GREM USA, Fort Wayne

Edward Miers, 260-456-2354